SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549


                                   FORM 11-K

                [X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                    For the fiscal year ended December 31, 2002

                                      OR

              [ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

             For the transition period from           to
                                           ----------   ----------

                         Commission File No. 001-11427

                          401K PLAN FOR EMPLOYEES OF
                       NEW ENGLAND BUSINESS SERVICE, INC.

                              (Full Title of Plan)




                       NEW ENGLAND BUSINESS SERVICE, INC.
                                500 Main Street
                          Groton, Massachusetts  01471
             (Name of Issuer of Securities held pursuant to the Plan
                 and address of its principal executive office)


                                 (978) 448-6111
                               (Telephone Number)

The following exhibits are being filed as part of this Form 11-K:


                               INDEX TO EXHIBITS

Exhibit
Number

   1 401K Plan for Employees of New England Business Service, Inc. Financial Statements December 31, 2002 and 2001 Supplemental Schedule as of December 31, 2002 and
               Independent Auditors' Report


    2          Consent of Deloitte & Touche, LLP.

    99.1 Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Chief Executive Officer).

    99.2 Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Chief Financial Officer).

                                   SIGNATURES


     Pursuant to the requirements of Section 15(d) of the Securities exchange act of 1934, the Committee administering the Plans has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         401K Plan for Employees of New
                                         England Business Service, Inc.


Date: June 27, 2003
      -----------------

                                         By: /s/ Robert J. Murray
                                            -----------------------------
                                                Robert J. Murray

                                            /s/ Hedwig V. Whitney
                                            -----------------------------
                                                Hedwig V. Whitney

                                            /s/ Daniel M. Junius
                                            -----------------------------
                                                Daniel M. Junius